Exhibit 6.4

Employment Agreement

This Employment Agreement (“Agreement”) is made this 10th day of 2021 (the “Effective Date”) by and between Bazelet Health Systems, Inc. a Delaware corporation, (“Bazelet”) or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and Walter Tabaschek (“I”, “Executive”, “Tabaschek” or “Employee”), individually referred to as a “Party” and collectively referred to as “the Parties”. Bazelet is a wholly owned subsidiary of Neon Bloom, Inc. (“NBCO”), OTC: NBCO.

As a condition of my becoming employed (or my employment being continued) by or retained in the dual role of Chief Operating Officer and Chief Financial Officer by Bazelet or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my employment relationship with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1. Employment Agreement.

I understand and acknowledge that this Agreement does not alter, amend or expand upon any rights I may have to continue in the employ of, or the duration of my employment relationship with, the Company under any existing agreements between the Company and me or under applicable law. Any employment relationship between the Company and me, whether commenced prior to or upon or after the date of this Agreement, shall be referred to herein as the “Relationship.” Certain terms and conditions and compensation of my Relationship with Bazelet are outlined in Exhibit A and Exhibit C of this Agreement.

2. Confidential Information.

(a) Company Information.

I agree at all times during the term of my Relationship with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, or to disclose to any person, firm, corporation or other entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company which I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company.

I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, lists of, or information relating to, employees and consultants of the Company including, but not limited to, the names, contact information, jobs, compensation and expertise of such employees and consultants), lists of, or information relating to, suppliers and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), price lists, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial forecasts, historical financial data, budgets or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the period of the Relationship, whether or not during working hours.

I understand that Confidential Information includes, but is not limited to, information pertaining to any aspect of the Company’s business, which is either information not known by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. I further understand that Confidential Information does not include any of the foregoing items which has become publicly and widely known and which has been made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

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(b) Prior Obligations.

I represent that my performance of all terms of this Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior or subsequent to the commencement of my Relationship with the Company, and I will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any current or former client or employer or any other party. I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any current or former client or employer or any other party.

I acknowledge and agree that I have listed on Exhibit B, all agreements (e.g., non-competition agreements, non-solicitation of customers agreements, non-solicitation of employees agreements, confidentiality agreements, inventions agreements, etc.) with a current or former employer, or any other person or entity, that may restrict my ability to accept employment with the Company or my ability as an employee to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict my ability to perform my duties as an employee of the Company or any obligation I may have to the Company.

(c) Third Party Information.

I recognize that the Company has received and, in the future, will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3. Inventions.

(a) Assignment of Inventions.

“Invention” or “Inventions” shall include and mean all ideas, discoveries, developments, formulations, inventions, improvements, innovations, technology, computer programs, software, products, processes, designs, methods, systems, plans, and/or works of authorship, whether or not shown or described in writing or reduced to practice or use, and whether or not entitled to the protection of applicable patent, trademark, copyright, or similar laws. I agree to disclose and assign, and do hereby irrevocably assign to the Company or the Company’s designee, all my right, title, and interest (including, without limitation, intellectual property and other proprietary rights) in all Inventions developed or conceived, in whole or part, by me, solely or jointly with others, during the term of my Relationship with the Company that (i) relate to the present or prospective research, work, or activities of the Company or its customers or clients; or (ii) result from any work I do using any facilities, materials, or personnel of the Company; or (iii) are developed, in whole or in part, within the scope of my Relationship with the Company or during the time for which I am paid by the Company; or (iv) use any Confidential Information of the Company. I further acknowledge that all Inventions which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary as an employee, unless regulated otherwise by the mandatory law of the state of Delaware or other mandatory applicable law.

(b) Maintenance of Records.

I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my Relationship with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. I agree to return all such records (including all copies thereof) to Bazelet at the time of termination of my Relationship with the Company as provided for in Section 4.

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(c) Patent and Copyright Rights.

I agree to assist Bazelet, or its designee, at its expense, in every proper way to secure Bazelet’s, or its designee’s, rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to Bazelet or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which Bazelet or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to Bazelet or its designee, and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If Bazelet or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Inventions or original works of authorship assigned to Bazelet or its designee as above, then I hereby irrevocably, to the fullest extent permitted by applicable law, designate and appoint Bazelet and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to Bazelet or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to Bazelet or such designee.

4. Company Property; Returning Company Documents.

I acknowledge and agree that my personal data resulting from registration of my activity in connection with my use of the Company’s information processing systems may be processed by the Company for the purpose of administration of the systems, or for the purpose of revealing or solving a breach of the security of the systems. I agree that, at the time of termination of my Relationship with the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns.

5. Termination.

The Company may terminate the Executive’s employment immediately without any further compensation obligations, including without limitation any severance pay, if the termination is based on a material violation of this Agreement, fraud, embezzlement, securities law violation, sexual harassment, or other gross misconduct which causes or may cause material economic damage to the Company or material damage to the business reputation of the Company. Such termination shall terminate Executive’s rights to any and all further compensation, bonus, severance, stock issuance or benefits as set forth in this Agreement, effective the last day of Executive’s employment with the Company.

Employment and any further compensation obligations pursuant to this Agreement will be deemed terminated upon the death or incapacity of the Executive

6. Notification to Other Parties.

In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

I hereby grant consent to notification by the Company to any other parties besides the Company with whom I maintain an employment relationship, including parties with whom such relationship commences after the effective date of this Agreement, about my rights and obligations under this Agreement.

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7. Solicitation of Employees, Consultants and Other Parties.

As described above, I acknowledge and agree that the Company’s Confidential Information includes information relating to the Company’s employees, consultants, customers and others, and that I will not use or disclose such Confidential Information except as authorized by the Company. I further agree as follows:

(a) Employees.

I agree that during the term of the Relationship, and for a period of twelve (12) months immediately following the termination of the Relationship for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity.

(b) Other Parties.

I agree that during the term of the Relationship, and for a period of twelve (12) months immediately following the termination of the Relationship for any reason, whether with or without cause, I shall not use any Confidential Information of the Company to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

8. Representations and Covenants.

(a) Facilitation of Agreement.

I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company’s written request to do so.

(b) Conflicts.

I represent that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into with any third party, including without limitation any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to commencement of my Relationship with the Company. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

(c) Voluntary Execution.

I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

9. General Provisions.

(a) Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws, and subject to any other mandatory applicable legislation.

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(b) Entire Agreement.

This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c) Severability.

If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d) Successors and Assigns.

This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.

(e) Survival.

The provisions of this Agreement shall survive the termination of the Relationship and the assignment of this Agreement by the Company to any successor in interest or other assign.

(f) Remedies.

I acknowledge and agree that violation of this Agreement by me may cause the Company irreparable harm, and therefore agree that the Company will be entitled to seek extraordinary relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

(g) ADVICE OF COUNSEL.

I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

The Parties have executed this Agreement on the Effective date set forth above:

Bazelet Health Systems, Inc.

By:	/s/ Michael Elzufon
Name:	Michael Elzufon
Title:	Director

Employee

By:	/s/ Walter Tabaschek
Name:	Walter Tabaschek, Individually

12/13/2021

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EXHIBIT A

Compensation and Benefits for

Chief Operating & Chief Financial Officer

Walter Tabaschek

Full-Time Employment: Yes

SALARY: Tabaschek will earn an initial salary of $150,000 (the “Salary”). Tabaschek will begin full-time employment and earning his Salary on December 13,2021. The Salary will accrue until the earlier of such time as A) the Company has received $2,500,000 in equity funding or b) the company, through other means directs a cash payment or payments to Tabaschek to reduce the accrued Salary owed and/or a current portion of Salary due, at its sole discretion.

SALARY: Tabaschek Salary shall be increased to a market rate amount (“Market rate Salary”) at such time as the Company has received $20,000,000 in equity funding.

BENEFITS: Tabaschek will earn as part of his compensation other benefits which include but are not limited to health insurance, retirement and stock options (the “Benefits”). Tabaschek will receive Benefits equal to the specific benefits the Company will offer and provide to its leadership team. Said Benefits have not been identified as of the effective date of this Agreement. Tabaschek Benefits will begin at such time as they are available.

COMMON SHARES: As further desired by the Parties, Tabaschek will be issued 618,000 common shares of the Company with the following vesting period:

●	50,000	common shares upon signature

●	200,000	common shares after six months of Successful Employment [1]

●	250,000	common shares after twelve months of Successful Employment

●	118,000	common shares at such time as the Company has received $2,500,000 in equity funding.

Additional Common shares may be issued to Tabaschek at such time as specific financial, operational results are realized by the Company. These incentives shall be developed in the first year of employment.

Duties and Responsibilities for Chief Operating & Chief Financial Officer, shall be defined in Exhibit C.

[1]	“Successful Employment” is defined in Exhibit C.

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EXHIBIT B

RESTRICTIVE AGREEMENTS

None

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EXHIBIT C

Chief Operating Officer & Chief Financial Officer

Duties, Roles and Responsibilities

Full-time position requiring at least a forty (40) hour work week during normal business hours, domestic and international travel, public figure in publicly traded company and working with regulated industries. Tabaschek shall report directly to the Chief Executive Officer of NBCO, Michael Elzufon.

The detail and establishment for the Duties, Roles and Responsibilities of the Chief Operating Officer & Chief Financial Officer shall be produced by Tabaschek, reviewed and approved by the Chief Executive Officer at such time as is reasonably practical and not later than January 15, 2022, unless otherwise agreed to by the Parties and updated in this Exhibit C.

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